UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 3, 2014

CHROMADEX CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-53290	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
(Registrant's telephone number, including area code)

Copies to:
Harvey Kesner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On January 3, 2014, ChromaDex Corporation (the “Company”) entered into two 4-year supply agreements (the “Agreements”) with 5Linx Enterprises Inc. (“5Linx®”) pursuant to which 5Linx® shall purchase and market for use in dietary supplements in the MLM sales channel both (i) the Company’s patented nicotinamide riboside which is branded as NIAGEN™ (“NIAGEN™”), and (ii) the Company’s patented pterostilbene-caffeine co-crystal with the trade name PURENERGY™ (“PURENERGY™”).

Under the terms of the Agreements, 5Linx® received marketing rights for NIAGEN™ and PURENERGY™ for use in dietary supplements in melt format exclusively in the MLM sales channel in the U.S.,  Canada and the Philippines.  The NIAGEN™ supply agreement specifies a take or pay guarantee of at least $1.5 million in 2014 with a minimum purchase requirement of $2.1 million in order to retain exclusivity.  In order to retain exclusivity of NIAGEN™ in the MLM channel, 5Linx® must purchase an aggregate of at least $46 million of NIAGEN™ in years 2015 through 2017. The PURENERGY™ supply agreement requires $520,000 of purchases of PURENERGY™ in 2014 in order to retain exclusivity.  In order to retain exclusivity of PURENERGY™ in the MLM channel, 5Linx® must purchase an aggregate of at least $14.1 million of PURENERGY™ in years 2015 through 2017. The exclusivity for PURENERGY™ can be modified even if these purchase amounts are met at the Company’s limited discretion.

The foregoing is a summary of the material terms of the Agreements and does not purport to be complete. You should read each complete Agreement, which shall be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2014 and, when filed, such Agreements shall be incorporated by reference herein. The Company will seek confidential treatment for certain terms of the Agreement at the time of filing such Quarterly Report.

Item 8.01    Other Events

On January 6, 2014, the Company issued a press release announcing the Agreements.  A copy of the press release is filed as an exhibit hereto and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated January 6, 2014

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 6, 2014

CHROMADEX CORP. By: /s/ Frank L. Jaksch Jr. Name: Frank L. Jaksch Jr. Title: Chief Executive Officer